Exhibit 5.1

Stikeman Elliott LLP Barristers & Solicitors 1155 René-Lévesque Blvd. W. 41st Floor Montréal, QC Canada H3B 3V2 Main: 514 397 3000 Fax: 514 397 3222 www.stikeman.com

September 19, 2025

Gildan Activewear Inc.

600 de Maisonneuve Boulevard West, 33rd Floor

Montréal, Québec

H3A 3J2

Re: Registration Statement on Form F-4

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Gildan Activewear Inc. (“Gildan”), a corporation governed by the Canada Business Corporations Act, in connection with the registration statement on Form F-4 (such registration statement being referred to herein as the “Registration Statement”), to which this opinion is an exhibit, filed by Gildan with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of: (i) the common shares in the capital of Gildan proposed to be issued as consideration to holders of shares of HanesBrands common stock (the “Consideration Shares”) pursuant to the terms of the agreement and plan of merger (the “Merger Agreement”) dated August 13, 2025, among Gildan, Galaxy Merger Sub 1, Inc., Galaxy Merger Sub 2, Inc., HanesBrands Inc. (“HanesBrands”), Helios HoldCo, Inc. and Helios Merger Sub, Inc. whereby Gildan, following subsequent mergers involving direct and indirect wholly owned subsidiaries of Gildan and HanesBrands, will acquire all of the outstanding shares of common stock of HanesBrands (the “Merger”), and (ii) the common shares in the capital of Gildan issuable upon the exercise of an option to acquire common shares of Gildan (a “Gildan Option”, and each share issuable upon exercise thereof, an “Option Share”, and all Option Shares together with the Consideration Shares, the “Gildan Common Shares”) proposed to be issued as consideration to the holders of options to acquire shares of HanesBrands common stock pursuant to the terms of the Merger Agreement.

In connection with the foregoing and for the purpose of the opinion hereinafter expressed, we have examined the Registration Statement and the Merger Agreement, and have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Relevant Documents”):

1.	a certificate of the corporate secretary of Gildan dated the date hereof, with respect to the constating documents of Gildan and certain factual matters relating to Gildan, the Merger Agreement and the Gildan Common Shares;
2.	certified extracts of certain resolutions and other authorizing documents of Gildan’s directors;
3.	a Certificate of Compliance issued under the federal laws of Canada for Gildan on September 19, 2025;
4.	the HanesBrands 2020 Omnibus Incentive Plan filed as exhibit 10.1 to HanesBrands annual report on form 10-K for the fiscal year ended December 28, 2024 and filed with the Commission on February 14, 2025 (the “HanesBrands 10-K”); and
5.	the inducement stock option grant notice and agreement in favor of Mr. Stephen B. Bratspies dated August 3, 2020 filed as exhibit 10.6 to the HanesBrands 10-K.

As to various questions of fact material to the opinions rendered herein and which were not independently established, we have relied exclusively and without independent verification upon the Relevant Documents for purposes of providing the opinions we have expressed below.

In reviewing the Relevant Documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic, facsimile copies or as filings with the Commission. In giving this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with all applicable laws.

Where our opinion expressed herein refers to the Gildan Common Shares issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) will be paid. No opinion is expressed as to the adequacy of any consideration received.

We are qualified to practice law in the province of Québec and this opinion is rendered solely with respect to the laws of the province of Québec and the federal laws of Canada applicable therein. Our opinion is expressed as of the date hereof and we have no responsibility or obligation to update this opinion. Without limitation, no opinion is expressed herein with respect to the qualification of the Gildan Common Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing and subject to the qualifications set forth in this opinion, we are of the opinion that:

1.	the Consideration Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued as fully paid and non-assessable common shares of Gildan.
2.	the Option Shares have been duly and validly authorized and, upon exercise of the Gildan Options in accordance with their terms, including the payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of Gildan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading “Validity of Securities”. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

(signed) Stikeman Elliott LLP